Exhibit 99.2

STONE ENERGY CORPORATION

Announces Confirmation of Plan of Reorganization

LAFAYETTE, LA. February 15, 2017

Stone Energy Corporation (NYSE: SGY) (“Stone” or the “Company”) today announced that the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) issued an order confirming Stone’s Second Amended Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and its Debtor Affiliates, dated December 28, 2016 (as amended, modified or supplemented from time to time, the “Plan”).

As previously disclosed on December 14, 2016, Stone and its subsidiaries, Stone Energy Holding, L.L.C. and Stone Energy Offshore, L.L.C. (collectively, the “Debtors”), filed voluntary petitions (the cases commenced thereby, the “Chapter 11 Cases”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court under the caption In re Stone Energy Corporation, et al. On December 28, 2016, the Debtors filed with the Bankruptcy Court the proposed Second Amended Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and its Debtor Affiliates, dated December 28, 2016, as described below.

On February 15, 2017, the Bankruptcy Court entered an order, Docket No. 528 (the “Confirmation Order”), confirming the Plan, as modified by the Confirmation Order.

The Debtors expect that the effective date of the Plan (as defined in the Plan, the “Effective Date”) will occur as soon as all conditions precedent to the Plan have been satisfied and on a date selected in consultation with the Required Consenting Noteholders and Required Consenting Banks. Although the Debtors are targeting occurrence of the Effective Date on February 28, 2017, the Debtors can make no assurances as to when, or ultimately if, the Plan will become effective. It is also possible that technical amendments could be made to the Plan.

The following is a summary of the material terms of the Plan. This summary highlights only certain substantive provisions of the Plan and is not intended to be a complete description of the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan. This summary is qualified in its entirety by reference to the full text of the Plan and the Confirmation Order, which are attached as Exhibits 2.1 and 99.1, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) today.

The Plan of Reorganization and Treatment of Claims and Interests

The Plan contemplates the following treatment of claims against and interests in the Debtors:

•	Holders of claims under the Debtors’ existing first lien credit facility will receive their proportionate share of commitments under a new $200 million first lien reserve-based revolving credit facility and cash in an amount equal to the aggregate amount of unrestricted cash of the Debtors as of the Effective Date in excess of $25 million (net of any accrued and unpaid administrative claims and certain other payments, escrows or distributions pursuant to the Plan and the Appalachia Sale Agreement) until reduction of the outstanding obligations to $0;

•	Holders of claims under the Debtors’ existing unsecured notes (the “Noteholders”) will receive their proportionate share of (i) $100 million in cash (the “Prepetition Notes Cash”), (ii) $225 million of 7.5% senior second lien notes due 2022 (the “New Secured Notes”) and (iii) 95% of the common stock in the reorganized Company, prior to dilution for the Management Equity Incentive Program and the New Warrants;

Stone Energy Corporation  ∎  625 East Kaliste Saloom Road  ∎  P.O. Box 52807 Lafayette, LA 70505

•	Holders of general unsecured claims shall be unaltered and paid in full; and

•	Holders of the Company’s existing common stock will receive, subject to the terms and conditions of the Plan, their proportionate share of (i) 5% of the common stock in the reorganized Company, prior to dilution for the Management Equity Incentive Program and the New Warrants, and (ii) New Warrants representing the right to purchase 15% of the common stock of the reorganized Company with an exercise price equal to a total equity value of the Reorganized Debtors that implies a 100% recovery of outstanding principal to the Noteholders plus accrued interest through the Effective Date less the face amount of the New Secured Notes and the Prepetition Notes Cash.

Unless otherwise specified, the treatment set forth in the Plan and Confirmation Order will be in full satisfaction of all claims against and interests in the Debtors, which will be discharged on the Effective Date. All of the Company’s existing common stock will be extinguished by the Plan.

Additional Information

Additional information regarding the post-emergence Company may be found in the Company’s Current Report on Form 8-K filed with the SEC today.

The Debtors filed their voluntary chapter 11 petitions and the Plan in the U.S. Bankruptcy Court for the Southern District of Texas in Houston. Information about the bankruptcy cases, including the Confirmation Order, can be found at http://dm.epiq11.com/StoneEnergy or by calling +1-888-243-5081 (toll-free in North America) or +1-503-520-4474 (outside of North America).

Stone is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon the Company’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that the Company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the ability to confirm and consummate a plan of reorganization in accordance with the terms of the Plan; risks attendant to the bankruptcy process, including the effects thereof on the Company’s business and on the interests of various constituents, the length of time that the Company might be required to operate in bankruptcy and the continued availability of operating capital during the pendency of such proceedings; risks associated with third party motions during the bankruptcy process, which may interfere with the ability to confirm and consummate a plan of reorganization in accordance with the terms of the Plan; potential adverse effects on the Company’s liquidity or results of operations; increased costs to execute the reorganization in accordance with the terms of a plan of reorganization; effects on the market price of the Company’s common stock and on the Company’s ability to access the capital markets; and other risk factors and known trends and uncertainties as described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Company’s most recent Annual Report on Form 10-K and Part II, Item 1A of the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016, respectively. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in the forward-looking statements. The Company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Contact:

Jennifer E. Mercer

Epiq Strategic Communications for Stone Energy

310-712-6215

jmercer@epiqsystems.com